Exhibit10.23AQ

FIFTY-FIRST AMENDMENT

TO THE

CSG MaSTER SUBSCRIBER MANAGEMENT SYSTEM AGREEMENT

BETWEEN

csg SYSTEMS, INC.

AND

DISH NETWORK L.L.C.

This FIFTY-FIRST AMENDMENT (this “Amendment”) is made by and between CSG Systems, Inc., a Delaware corporation (“CSG”), and DISH Network L.L.C., a Colorado limited liability company (“Customer”).  This Amendment shall be effective as of the date last signed below (the “Effective Date”).  CSG and Customer entered into a certain CSG Master Subscriber Management System Agreement (Document #2301656) effective as of January 1, 2010 (the “Agreement”), and now desire to further amend the Agreement in accordance with the terms and conditions set forth in this Amendment.  If the terms and conditions set forth in this Amendment shall be in conflict with the Agreement, the terms and conditions of this Amendment shall control.  Any terms in initial capital letters or all capital letters used as a defined term but not defined in this Amendment shall have the meaning set forth in the Agreement.  Upon execution of this Amendment by the parties, any subsequent reference to the Agreement between the parties shall mean the Agreement as amended by this Amendment.  Except as amended by this Amendment, the terms and conditions set forth in the Agreement shall continue in full force and effect according to their terms.

CSG and Customer agree as follows as of the Effective Date:

1.

Pursuant to the terms of the Fifteenth Amendment to the Agreement, as subsequently further amended by the, Thirty-third and Forty-second Amendments to the Agreement (CSG document numbers 2310222, 2500779 and 2507668, respectively) (each of the Fifteenth, Thirty-third and Forty-second Amendments, the “Interactivate Amendments”), CSG’s Interactivate product was added to the Agreement.  Customer has requested and CSG has agreed that the Interactivate product shall be terminated as of January 14, 2016, as of approximately 2:15 a.m. mountain time (the “Interactivate Termination Date”).

2.

Following the Interactivate Termination Date, CSG shall no longer be required to provide and Customer shall no longer have the right to use or be required to pay for Interactivate, except for its use up to and including the Interactivate Termination Date.  The parties agree that Customer shall be responsible for the payment of all fees due and owing to CSG for use of the Interactivate product up to and including the Interactivate Termination Date.

3.	The parties agree that all terms and conditions set forth in each of the Interactivate Amendments shall have no force or effect as of the Interactivate Termination Date.

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be executed by their duly authorized representatives.

DISH Network l.l.c.	CSG SYSTEMS, INC.
By: /s/ Rob Dravenstott	By: /s/ Joseph T. Ruble
Name: Rob Dravenstott	Name: Joseph T. Ruble
Title: Senior Vice President and Chief Information Officer	Title: EVP, CAO & General Counsel
Date: 1/12/16	Date: 13 Jan 2016

CSG #41089641 / 112-16-2015

CONFIDENTIAL AND PROPRIETARY INFORMATION - FOR USE BY AUTHORIZED EMPLOYEES OF THE PARTIES HERETO ONLY AND IS NOT FOR GENERAL DISTRIBUTION WITHIN OR OUTSIDE THEIR RESPECTIVE COMPANIES